CRAWFORD INVESTMENT COUNSEL, INC.
600 GALLERIA PARKWAY
SUITE 1650
ATLANTA, GEORGIA 30339

TELEPHONE: (770) 859-0045
FACSIMILE: (770) 859-0049

April 23, 2008

To: Unified Series Trust
2960 North Meridian Street, Suite 300
Indianapolis, Indiana 46208

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Crawford Dividend Growth Fund (the "Fund") pursuant to the Management Agreement initially approved by the Board of Trustees (the "Agreement").

Effective through April 30, 2009, we hereby agree to waive our management fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund's total annual operating expenses (excluding brokerage fees and commissions; 12b-1 fees (for the Class C shares); borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; and extraordinary expenses) at 1.00% of the Fund's average daily net assets. Each waiver or reimbursement of an expense by us is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expense was incurred, provided that the Fund is able to make the repayment without exceeding the 1.00% expense limitation.

Very truly yours,

CRAWFORD INVESTMENT COUNSEL, INC.

By: ______________________
David B. Crawford, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: ______________________
Anthony Ghoston, President

2202726